EXECUTIVE RETIREMENT AGREEMENT


              THIS EXECUTIVE RETIREMENT AGREEMENT, made and entered into as of the 25th day of October, 1996, by and between WACHOVIA CORPORATION (the "Corporation"), a North Carolina corporation, and <<NAME>> (the "Executive"), a senior management employee of the Corporation;

                                    RECITALS

              The Executive is a senior management employee of the Corporation, and as such has rendered and is expected to continue to render valuable services in behalf of the Corporation. The Management Resources and Compensation Committee (the "Committee") of the Corporation desires for the Corporation to provide the Executive with supplemental retirement benefits partially in recognition of such services. In addition, the Committee has determined that providing such benefits will make the Corporation's benefits package more competitive with packages offered by many other employers and will facilitate management succession planning for the Corporation.

              NOW, THEREFORE, the Corporation and the Executive hereby mutually agree as follows:

 Section 1. Definitions. When used herein, the words and phrases below shall have the meanings set forth, unless a different meaning is clearly required by the context. Terms used but not defined herein, and which are defined in the Retirement Plan, shall have the meaning assigned to them in the Retirement Plan. Masculine pronouns include feminine pronouns wherever used and vice versa.

              1.1 "Board of Directors" means the Board of Directors of the Corporation.

              1.2 "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

              1.3   "Effective Date" means October 25, 1996.


              1.4 "Final Average Compensation" means the average of the annual compensation of the Executive for the three full calendar years within the final five full calendar years of his employment which will produce the highest average. For this purpose, the compensation of the Executive shall mean his total cash remuneration from the Corporation, including bonuses paid for each year under the Corporation's Senior Management Incentive Plan, plus the sum of:
(a) any salary reduction amounts which the Executive elects to have contributed with respect to him to a qualified cash or deferred arrangement under Section 401(k) of the Code, to a benefit enhancement plan in lieu of contributions to such a qualified cash or deferred arrangement, to a cafeteria plan under Section 125 of the Code, or to any similar plan or arrangement, and (b) any amounts deferred under any deferred compensation plan or contract. Amounts described in
(a) and (b) shall be deemed received at the time the Executive would have received them but for the programs described in (a) and (b).

              1.5 "Normal Retirement Date" means the first day of the month coincident with or next following the date the Executive attains age sixty.

              1.6 "Other Pension Plan" means any defined benefit pension plan, other than the Retirement Plan, in which the Executive is a participant and which is qualified under Section 401(a) of the Code and is maintained by the Corporation or a subsidiary of the Corporation.

              1.7 "Retirement Date" means the date the Executive retires under this Agreement on account of early or normal retirement.

              1.8 "Retirement Plan" means the Retirement Income Plan of Wachovia Corporation and any successor thereto.

              1.9 "Supplemental Benefit" means the monthly benefit payable to the Executive under this Agreement.

 Section 2. Normal Retirement. At his Normal Retirement Date, the Executive will retire and will be entitled to receive the Supplemental Benefit, computed in the form of a single life annuity for his life. The monthly amount of the Supplemental Benefit shall equal one-twelfth of the product of two and one-half percent of the Executive's Final Average Compensation times the number of years of his creditable service determined under the provisions of the Retirement Plan (subject to a maximum of 62.5 %), reduced by the monthly amount payable under the Retirement Plan and any Other Pension Plan. The offset shall equal the monthly amounts actually payable under the Retirement Plan and any Other Pension Plan, based on the payment option elected by the Executive.

 Section 3. Early Retirement. If the Executive has attained his fifty-fifth birthday but has not attained his Normal Retirement Date, and has ten or more years of service, he may elect early retirement as of the first day of any calendar month following written notice of at least ninety days to the Corporation and the Committee. The Supplemental Benefit of the Executive who elects early retirement shall equal the benefit determined under Section 2 as of such date, reduced by five percent for each year (with proportionate allowance for complete months) by which the starting date of the benefit precedes attainment of his sixtieth birthday. With the consent of the Committee, the Supplemental Benefit shall be payable to the Executive pursuant to Section 2 commencing as of the first day of any calendar month on or after his early retirement and before his Normal Retirement Date. The request for benefit payment must be filed by the Executive in writing with the Committee at least thirty days prior to the date payments are requested to commence.

 Section 4. Spouse's Supplemental Benefit. If the Executive shall be married on his Retirement Date, and shall die thereafter survived by such spouse, or if the Executive shall die prior to his Retirement Date and shall be married on the date of his death, such spouse shall be entitled to a monthly supplemental benefit (herein the "Spouse's Supplemental Benefit") payable for life and equal to 60% of the monthly amount of the Supplemental Benefit payable to the Executive (assuming, for an Executive who shall die prior to his Retirement Date, that the Executive had retired on the date immediately preceding the date of his death and that the years of his creditable service included the years and fractions thereof from the date of death to his Normal Retirement Date), before applying the reduction for the monthly amount payable to the Executive under the Retirement Plan and any Other Pension Plan, but reduced by the monthly amount, if any, payable to the spouse under the Retirement Plan and any Other Pension Plan in the calendar month next following the death of the Executive.

 Notwithstanding the provisions of this Section 4 or Section 7(k), in no event shall the Spouse's Supplemental Benefit be less than the amount payable with respect to the Executive under the Enhancement Plan discussed in Section 7(k). The monthly amount of the Spouse's Supplemental Benefit shall be payable on the first day of each calendar month following the death of the Executive and preceding the death of such spouse.

 Section 5. Optional Forms of Payment. Notwithstanding the provisions of Sections 2 through 4, the present value of the sum of the Supplemental Benefit and the Spouse's Supplemental Benefit (if any) may, at the request of the Executive and with the consent of the Executive's spouse (if any) and the Committee, be payable in cash in a lump sum within thirty days following the Retirement Date of the Executive. Such present value shall be the actuarial equivalent (as defined in the Retirement Plan) of the Supplemental Benefit and Spouse's Supplemental Benefit (if any). The request for a lump sum distribution, and the consent of the Executive's spouse, must be filed by the Executive with the Committee at least sixty days prior to the Retirement Date. Such consent shall be in writing on a form provided by the Committee.

 Section 6. Disability. In the event the Executive suffers a disability (as defined in the Retirement Plan) prior to the Retirement Date, the Executive shall continue to accrue a Supplemental Benefit under this Agreement based upon the Final Average Compensation of the Executive as of the last date the Executive was paid by the Corporation (including sick pay) and taking into account the period from the disability of the Executive to the Normal Retirement Date as creditable service for purposes of this Agreement. The Supplemental Benefit of the Executive who is disabled shall be determined and payable as of the Normal Retirement Date of the Executive.

 Section 7. Miscellaneous.

          (a) The Executive shall forfeit any right to the Supplemental Benefit or any other rights hereunder (including the Spouse's Supplemental Benefit) if he (i) declines to retire at his Normal Retirement Date, (ii) terminates employment with the Corporation prior to his Retirement Date without written consent of the Committee, or (iii) is terminated for "cause." Termination for cause shall arise if the Executive's employment by the Corporation is terminated because of or arising out of: (A) criminal dishonesty, (B) refusal to perform his employment duties for the Corporation on substantially a full-time basis, (C) refusal to act in accordance with any specific substantive instructions of the Corporation's Chief Executive Officer or Board of Directors, or (D) engaging in conduct which could be materially damaging to the Corporation without a reasonable good faith belief by the Executive that such conduct was in the best interest of the Corporation. Notwithstanding the foregoing provisions of this Section 7(a), in the event of a change of control of the Corporation, the Executive shall be vested in the right to receive payment of the Supplemental Benefit under this Agreement, which right shall not be forfeited upon the termination of the Executive for any reason other than for cause as defined in this Section 7(a). In the event the employment of the Executive is terminated at any time following a change in control of the Corporation, the Supplemental Benefit and Spouse's Supplemental Benefit (if any) shall be paid commencing as of the later of the date of the termination of the Executive or the date the Executive attains (or would have attained but for death) the age of fifty-five. For the purposes herein' the term "change of control" shall have the meaning given such term in the Wachovia Corporation Stock Plan, as it may be hereafter amended.

          (b) The Supplemental Benefit shall cease to be paid to the Executive (and rights to the Spouse's Supplemental Benefit shall terminate) if he shall disclose material confidential information or trade secrets concerning the Corporation or any of its subsidiaries without the Corporation's consent, or shall engage in any activity that is materially damaging to the Corporation including, but not limited to, engaging in competitive employment at any time. The Executive shall be deemed to engage in competitive employment if he shall render services as a employee, officer, director, consultant or otherwise, for any employer which conducts a principal business or enterprise that competes directly with the Corporation or any subsidiary or affiliate of the Corporation. The Committee shall have authority to cease payments under this paragraph (b), and the determination of the Committee shall be final and conclusive. Upon the request of the Executive, the Committee may grant an advance opinion as to whether a proposed activity would violate the provisions of this paragraph (b).

          (c) The Executive acknowledges that he has entered into this Agreement of his own free will and without duress. In consideration of the mutual obligations and covenants hereunder, the Executive unconditionally releases the Corporation and its subsidiaries, and their respective directors, offcers, employees and shareholders, from any and all claims, liabilities and obligations of any nature pertaining to termination of the Executive's employment by the Corporation or any of its subsidiaries, including but not limited to (i) any claims under federal, state or local laws prohibiting discrimination including without limitation the Age Discrimination in Employment Act of 1967, as amended, or (ii) any claims growing out of any alleged legal restrictions on the Corporation's right to terminate the Executive's employment, such as any alleged implied contract of employment or termination contrary to public policy. The Executive acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, that he has had no less than twenty-one days to consider this Agreement prior to the execution hereof, and that he may revoke this Agreement at any time within seven days following execution hereof.

          (d) This Agreement shall be administered and interpreted by the Committee or its duly authorized designee, whose decisions shall be final. Wherever applicable, interpretation of this Agreement shall be consistent with the terms of the Retirement Plan.

          (e) Nothing in this Agreement shall be construed as giving the Executive the right to be retained in the employ of the Corporation or any subsidiary of the Corporation at all or for any specified period in any particular position, or any right to any payment whatsoever except to the extent provided for by this Agreement.

          (f) Notwithstanding any other provisions hereof, if any person entitled to receive payments hereunder (the "recipient") shall be physically or mentally or legally incapable of receiving or acknowledging receipt of such payment, the Corporation, upon the receipt of satisfactory evidence that another person or institution is maintaining the recipient and that no guardian or committee has been appointed for the recipient, may cause such payment to be made to such person or institution so maintaining the recipient.

          (g) Nothing in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or shall be construed as creating a trust of any kind, or a fiduciary relationship between the Corporation and the Executive or any other person. Any amounts which are or may be set aside hereunder shall continue for all purposes to be a part of the general funds of the Corporation, and no person other than the Corporation shall, by virtue of the provisions of this Agreement, have any interest in such funds. To the extent that any person acquires a right to receive payments from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

          (h) The benefits payable under this Agreement may not be assigned by the Executive or any other person nor anticipated in any way.

          (i) The Committee may, in its sole discretion, terminate, suspend or amend this Agreement at any time or from time to time, in whole or in part; provided, that except as otherwise specifically provided herein no such termination, suspension or amendment made following the date that payments commence hereunder will affect the right of any person to receive benefits named hereunder. Upon a change of control of the Corporation as defined in
 Section 7(a), this Agreement may not be amended or terminated without the express written consent of the Executive.

          (j) This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

          (k) In the event the Executive shall qualify to receive payments under this Agreement and under the Wachovia Corporation Retirement Income Benefit Enhancement Plan (the "Enhancement Plan"), payments shall be made hereunder rather than and in lieu of payments under the Enhancement Plan, and neither the Executive nor any other person claiming under or through him shall thereupon have any further rights or be entitled to any benefits under the Enhancement Plan. The execution of this Agreement by the Executive constitutes a release by the Executive of all rights and benefits under the Enhancement Plan.

          (l) This Agreement amends, replaces and supersedes the prior Executive Retirement Agreement between the Executive and the Corporation dated October 27, 1989, as amended October 25, 1991, July 23, 1993 and January 27, 1995.

              IN WITNESS WHEREOF, this Agreement has been executed in behalf of the Corporation by its duly authorized officers and by the Executive as of the day and year first above stated.

                                       WACHOVIA CORPORATION

                                       By:[SIGNATURE APPEARS HERE]
                                          -----------------------------
                                          Chief Executive Officer

Attest:


[SIGNATURE APPEARS HERE]
----------------------------
     Secretary

 [Corporate Seal]

                                          [SIGNATURE APPEARS HERE]      (SEAL)
                                          ------------------------------
                                          <<NAME>>